Circuit City Stores, Inc. Announces Record December Sales
                          Updates Fiscal 2007 Guidance

Richmond, Va., January 5, 2007 - Circuit City Stores, Inc. (NYSE:CC) today announced record net sales for the month ended December 31, 2006. Total net sales increased 5.9 percent to $2.10 billion from $1.98 billion in the month ended December 31, 2005, with a consolidated comparable store sales increase of
4.2 percent led by a 4.6 percent increase in domestic segment comparable store sales.

                                                     Month Ended                             Comparable
                                                     December 31            Year-Over-       Store Sales
(Dollar amounts in billions)                     2006         2005          Year Change      Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales .....................     $2.00        $1.88             6.4%             4.6%
International segment sales ................      0.10         0.11            (2.6)%           (4.1)%
                                                -------------------
Net sales ..................................     $2.10        $1.98             5.9%             4.2%
                                                 ==================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. Comparable store sales include Web-originated sales and sales from relocated stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

"In December, sales results were stronger than our expectations in the second half of the month, and, therefore, we are raising our sales guidance for fiscal 2007," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "I want to thank our more than 50,000 Associates for their hard work and dedication, particularly during the last two weeks of December. They delivered an improved customer experience in home entertainment and a better multi-channel shopping experience, as well as brought the firedogSM brand to life in the stores. This success is evidenced in part by increases in store traffic and average ticket and came despite a promotional environment that remained intense, especially in the flat panel television category.

"A number of product categories showed strength during the month, even on top of last year's 12 percent total sales growth. Comparable store sales are expected to grow for the quarter, but the pace of growth should moderate in January and February as we may experience some sales volatility surrounding the transition to the Microsoft Windows Vista operating system in PCs and as the company cycles through strong year-over-year comparisons, particularly in Web-originated sales.

"The merchandising, retail and Circuit City Direct teams took steps during the month to address some gross margin pressures affecting the business that were within our control. As a result of our performance in December, we have narrowed our guidance to the top end of our previous range for fiscal 2007 earnings from continuing operations before income taxes as a percentage of consolidated net sales.

"Finally, we are making progress on the accelerated initiatives designed to improve our sales and margins as well as to re-rationalize our cost and expense structure, which combined should help deliver sustainable profit growth over the longer term in an environment with lower overall gross margins."

Domestic Segment
For the month of December, net sales for the domestic segment increased 6.4 percent to $2.00 billion from $1.88 billion in the same period last year, with comparable store sales increasing 4.6 percent from the prior year. For the month in the domestic segment, Web-originated sales grew 31 percent, services revenues grew 73 percent and call center sales grew 53 percent from the prior year.

The domestic segment opened one incremental Superstore during the month.

In the video category, Circuit City produced a single-digit comparable store sales increase in December. Total television comparable store sales increased by double digits, led by strong double-digit comparable store sales growth in flat panel televisions partially offset by a strong double-digit decline in tube televisions. Comparable store sales of digital cameras increased by single digits. Growth in the category was partially offset by double-digit declines in comparable store sales of camcorders and DVD hardware.

In the information technology category, Circuit City produced a single-digit comparable store sales increase in December. Comparable store sales in PC hardware increased by high-single digits as a double-digit increase in notebook computers was partially offset by a single-digit decline in desktop computers.

In the audio category, Circuit City produced a single-digit comparable store sales increase in December. Strong double-digit comparable store sales increases in portable digital audio and navigation products were partially offset by double-digit declines in satellite radio products and home audio products.

In the entertainment category, Circuit City produced a double-digit comparable store sales increase in December, reflecting a strong-double-digit comparable store sales increase in video gaming products and accessories. Comparable store sales of video software increased by low-single digits, and comparable store sales in music software declined by double digits.

International Segment
For the month of December, net sales for the international segment decreased 2.6 percent to $103.4 million from $106.2 million in the same period last year. This decrease primarily was driven by a decrease in comparable store sales of 4.1 percent in local currency, partially offset by the favorable effect of foreign currency fluctuations of approximately 1 percentage point.

Updated Fiscal 2007 Outlook
The company now expects the following in fiscal 2007, excluding the impact of classifying the results from the Rogers Plus(R) stores as results from discontinued operations:
o consolidated net sales growth of 9 percent to 10 percent, up from 8 percent to 9 percent
o domestic segment comparable store sales growth of 7 percent to 8 percent, up from 6 percent to 7 percent
o earnings from continuing operations before income taxes (EBT) as a percentage of consolidated net sales of 1.2 percent to 1.4 percent, narrowed from 1.0 percent to 1.4 percent
o consolidated effective income tax rate applicable to results from continuing operations of 35.8 percent

The following expectations for fiscal 2007 remain unchanged:
o incremental expenses in information technology, multi-channel capabilities and innovation activities, primarily related to expenses for investments, that will total approximately 90 basis points as a percentage of consolidated sales
o the classification of net income of approximately $5.1 million, all of which relates to the fourth quarter, as results from discontinued operations as the result of returning the management of 92 Rogers Plus(R) stores to Rogers Wireless Inc. in January 2007
o capital expenditures, net of landlord reimbursements, of approximately $275 million
o    depreciation and amortization expense of approximately $190 million
o a reduction in domestic segment net-owned inventory from February 28, 2006, to February 28, 2007, of $75 million to $125 million

The fiscal 2007 outlook, as updated, is based on the following assumptions:
o    a continuation of current competitive and macroeconomic environments
o    continued gross margin pressure in key product areas
o    continued   sales  growth  in  key  product  areas   including  flat  panel
     televisions, video game hardware, notebook computers, digital imaging and portable digital audio players as well as related accessories and services
o    continued growth in Web-originated sales
o    improved customer-encountered inventory in-stock levels
o no realization of benefits in fiscal 2007 from initiatives to accelerate sales growth, gross margin improvement or expense reductions, nor any potential costs or expenses associated with those initiatives

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At December 31, 2006, the domestic segment operated through 641 Superstores and 12 other locations in 158 U.S. markets. At December 31, 2006, the international segment operated through 955 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (2) the pace of commoditization of digital products, (3) the company's ability to control and leverage expenses as a percentage of sales, (4) the possibility of adverse changes in general economic conditions, (5) the company's ability to generate sales and margin growth through expanded service offerings, (6) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (7) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (8) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments, (9) the availability of real estate that meets the company's criteria for new and relocating stores,
(10) the cost and timeliness of new store openings and relocations, (11) the company's ability to implement sales and profitability improvements for the international segment, (12) a continued strong product cycle for consumer electronics, and (13) the accuracy of the assumptions underlying the company's projected 2007 results as discussed under "Updated Fiscal 2007 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2006, in the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

                                                    ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Corey Benjamin, Investor Relations, (804) 527-4033
         Jessica Clarke, Investor Relations, (804) 527-4038